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                                                                   Exhibit 11.01

                             Interpore International
                      Computations of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three months ended
                                                                  March 31,
                                                             ------------------
                                                              1998        1997
                                                             ------      ------
Net income                                                   $  840      $  259
                                                             ======      ======
Shares used in computing net income per share - basic:
     Weighted average common shares outstanding               7,107       6,963

Effect of dilutive securities:
     Weighted average convertible preferred stock                33          77
     Common share equivalents outstanding                       356         276
                                                             ------      ------
Shares used in computing net income per share - diluted       7,496       7,316
                                                             ======      ======

Net income per share - basic                                 $   12      $  .04
                                                             ======      ======
Net income per share - diluted                               $  .11      $  .04
                                                             ======      ======

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